As filed with the Securities and Exchange Commission on October 5, 2001
                                           Registration Statement No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ARTISOFT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                             86-0446453
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                               5 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 354-0600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              MICHAEL J. O'DONNELL
                             CHIEF FINANCIAL OFFICER
                                 ARTISOFT, INC.
                               5 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 354-0600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                               Peter B. Tarr, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                                 Proposed    Proposed
                                                                  Maximum     Maximum
                                                   Amount        Offering    Aggregate
                                                    to be          Price      Offering     Amount of
        Title of Shares to be Registered        Registered(1)  Per Share(2)   Price(2)  Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share
  (including preferred stock purchase rights
  attached thereto) (3).......................    3,120,000        $2.18     $6,801,600     $1,701
========================================================================================================

----------
(1) Includes (i) (a) 1,560,000 shares of Common Stock issuable upon conversion of an aggregate of 1,560,000 shares of Artisoft's Series B Convertible Preferred Stock, $1.00 par value per share (the "Series B Preferred Shares") and (b) 1,560,000 shares of Common Stock issuable upon exercise of Warrants to purchase Common Stock issued in connection with the issuance of the Series B Preferred Shares (the "Common Stock Purchase Warrants") and
     (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Series B Preferred Shares and upon exercise of the Common Stock Purchase Warrants by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share high and low sale prices of the Common Stock on the Nasdaq National Market on October 1, 2001.

(3) Shares of Common Stock being registered hereby are accompanied by Artisoft's preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for the Common Stock and will be transferred along with and only with the Common Stock. Artisoft's preferred stock purchase rights will expire pursuant to their terms on the close of business on December 31, 2001, at which time the shares of Common Stock registered hereby will no longer be accompanied by the preferred stock purchase rights.

     ARTISOFT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL ARTISOFT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 5, 2001

PROSPECTUS

                                 ARTISOFT, INC.

                        3,120,000 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of our common stock issuable from time to time:

     *    upon conversion of 1,560,000 shares of our series B preferred stock;
          and

     * upon exercise of warrants to purchase 1,560,000 shares of our common stock.

These shares of series B preferred stock and warrants to purchase common stock were issued by Artisoft on August 8, 2001 to the following entities, who we refer to in this prospectus as the selling stockholders: Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. This offering is not being underwritten.

We will not receive any proceeds from the sale of the shares of our common stock in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $3.75 per share.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol "ASFT". On October 2, 2001, the closing sale price of the common stock on the Nasdaq National Market was $2.25 per share. You are urged to obtain current market quotations for the common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _____________ __, 2001.

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

     PROSPECTUS SUMMARY.................................................. 3

     THE OFFERING........................................................ 3

     RISK FACTORS........................................................ 4

     SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..................10

     USE OF PROCEEDS.....................................................11

     SELLING STOCKHOLDERS................................................11

     DESCRIPTION OF CAPITAL STOCK........................................13

     PLAN OF DISTRIBUTION................................................22

     LEGAL MATTERS.......................................................23

     EXPERTS.............................................................23

     WHERE YOU CAN FIND MORE INFORMATION.................................23

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................24

     The Artisoft name and logo and the TeleVantage product name are trademarks or registered trademarks of Artisoft. This prospectus also includes trademarks of other companies. Unless the context otherwise requires references in this prospectus to "Artisoft", "we", "us" and "our" refer to Artisoft, Inc. and its subsidiaries.

     Our executive offices are located at 5 Cambridge Center, Cambridge, Massachusetts 02142, our telephone number is (617) 354-0600 and our Internet address is www.artisoft.com. The information on our Internet website is not incorporated by reference in this prospectus.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS", BEGINNING ON PAGE 4.

                                 ARTISOFT, INC.

     Artisoft sells, markets, supports and develops TeleVantage, a software-based phone system. The TeleVantage system provides call control functionality similar to a private branch exchange, including voicemail, call forwarding, an automated phone directory and a number of other telephony technologies. TeleVantage bundles these features together into a single integrated solution. The TeleVantage system is built upon an open architecture that requires no proprietary hardware. It works with standard computer servers, non-proprietary telephone handsets and standard Intel voice-processing boards. TeleVantage is designed to allow organizations to improve customer service, increase call productivity and significantly decrease the cost of maintaining their telephone systems.

     We recently released TeleVantage 4.0, which, in addition to the features offered in previous versions of TeleVantage, includes new call center capabilities such as queue routing, comprehensive trend reports, real-time statistic tracking, remote Internet Protocol agent support, and agent monitoring, coaching and recording. In addition to these call center capabilities, TeleVantage 4.0 provides desktop call control and management, graphical voicemail, comprehensive messaging, web-browser access and Internet Protocol telephony.

     We market and sell TeleVantage in domestic and international markets.

     We were incorporated in Arizona in November 1982 and reincorporated in Delaware in July 1991.

                                  THE OFFERING

Common Stock offered by selling
  stockholders..........................     3,120,000 shares

Use of proceeds.........................     Artisoft will not receive any
                                             proceeds from the sale of shares in
                                             this offering. Upon any exercise of
                                             the warrants by payment of cash,
                                             however, we will receive the
                                             exercise price of the warrants,
                                             which is initially $3.75 per share.

Nasdaq National Market symbol...........     "ASFT"

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

OUR REVENUES ARE DEPENDENT UPON SALES OF A SINGLE PRODUCT.

     Our revenues are derived from sales of a single product, TeleVantage. TeleVantage is a relatively new product in the emerging market for software-based phone systems and it is difficult to predict when or if sales of TeleVantage will increase substantially or at all. We face a substantial risk that our sales will not cover our operating expenses and that we will continue to incur operating losses. Our business will fail if we are unable to substantially increase our revenues from sales of TeleVantage, whether as a result of competition, technological change, price pressures or other factors.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES.

     We had operating losses for the year ended June 30, 2001 and in each of the last five years, and negative cash flow from operating activities in four out of the last five fiscal years including the fiscal year ended June 30, 2001. We intend to continue investing in the sales, marketing and development of our software-based phone system, TeleVantage. We expect operating expenditures for fiscal year 2002 to be lower than operating expenses incurred in fiscal year 2001 due to headcount reductions implemented in April 2001 and September 2001. In particular, we anticipate reduced research and development expenses primarily as the result of headcount reductions implemented in September 2001 following completion of our joint development project with Intel and TAIS in June and August 2001, respectively. However, we still expect to incur significant future operating losses and negative cash flows. If our revenues do not increase significantly or the reduction in our expenses is not as significant as expected, we may not achieve profitability, on a sustained basis or at all, or generate positive cash flow in the future and as a result our business will fail.

OUR OPERATING RESULTS VARY, MAKING FUTURE OPERATING RESULTS DIFFICULT TO
PREDICT.

     Our operating results have in the past fluctuated, and may in the future fluctuate, from quarter to quarter, as a result of a number of factors including, but not limited to:

     * the extent and timing of sales and operating expense increases and decreases;

     * changes in pricing policies or price reductions by us or our competitors;

     *    variations in our sales channels or the mix of product sales;

     * the timing of new product announcements and introductions by us or our competitors;

     *    the availability and cost of supplies;

     *    the financial stability of major customers;

     *    market acceptance of new products and product enhancements;

     * our ability to develop, introduce and market new products, applications and product enhancements;

     *    our ability to control costs;

     *    possible delays in the shipment of new products;

     *    our success in expanding our sales and marketing programs;

     * deferrals of customer orders in anticipation of new products, product enhancements or operating systems;

     *    changes in our strategy;

     *    personnel changes; and

     *    general economic factors.

     Our software products are generally shipped as orders are received and accordingly, we have historically operated with little backlog. As a result, sales in any quarter are dependent primarily on orders booked and shipped in that quarter and are not predictable with any degree of certainty. In addition, sales of TeleVantage CTM Suite may be affected if distributors de-install our product from the Intel server, or if we do not sell enough of the higher-end configurations of TeleVantage CTM Suite. Sales may also be affected by the level of returns beyond those estimated and provided for at any point in time. In addition, our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Our net loss may be disproportionately affected by a reduction in revenues because of fixed costs related to generating our revenues. These or other factors may influence quarterly results in the future and, accordingly, there may be significant variations in our quarterly operating results. Our historical operating results are not necessarily indicative of future performance for any particular period. Due to all of the foregoing factors, it is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock could be adversely affected.

     We delivered a final version of TeleVantage CTM Suite to Intel in May 2001 and have completed our development obligations under the initial phase of our agreement with them. Although TeleVantage CTM Suite began shipping in August 2001, due to changes in Intel release schedules, we now expect that significant revenues from the CTM Suite will be deferred until calendar year 2002, however there can be no assurance that such delays won't continue, or that Intel won't cancel the project altogether.

RECENT TERRORIST ACTIVITIES AND RESULTING MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

Terrorist attacks in New York and Washington, D.C. in September of 2001 have disrupted commerce throughout the United States and Europe. The continued threat of terrorism within the United States and Europe and the potential for military action and heightened security measures in response to this threat may cause significant disruption to commerce throughout the world. To the extent that this disruption results in delays or cancellations of customer orders, a general decrease in corporate spending on information technology or our inability to effectively market and ship our products, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term adverse effect on our business, results of operations or financial condition.

WE MAY HAVE A NEED TO PROCURE ADDITIONAL THIRD PARTY FINANCING, BUT FINANCING MAY NOT BE AVAILABLE WHEN NEEDED OR UPON TERMS ACCEPTABLE TO US. IF A FINANCING IS CONSUMMATED, CURRENT STOCKHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION OF THEIR OWNERSHIP IN ARTISOFT.

     In the past, we have funded our continuing operations and working capital requirements primarily through cash from operations and the sale of our securities. In order to obtain the funds to continue our operations and meet our working capital requirements, we may require additional equity financing or debt financing. On August 8, 2001, we entered into a definitive agreement for a $7 million private placement financing to be conducted in two closings. $3.9 million of the financing closed on August 8, 2001 and the remaining $3.1 million of financing is scheduled to close on or before December 31, 2001. The second closing is subject to stockholder approval and customary closing conditions. We may also from time to time seek additional equity financing or debt financing in order to fund other business initiatives, including the acquisition of other businesses. Additional financing may place significant limits on our financial and operating flexibility, and any future financing could result in substantial dilution to our stockholders. There can be no assurance that any such additional equity financing or debt financing will be available to us when needed or on terms acceptable to us. If we are not able to successfully obtain additional equity financing or debt financing, if needed, the business, financial condition and results of operations of Artisoft will likely be materially and adversely affected.

OUR MARKET IS HIGHLY COMPETITIVE, AND WE MAY NOT HAVE THE RESOURCES TO COMPETE ADEQUATELY.

     The computer telephony industry is highly competitive and is characterized by rapidly evolving industry standards. We believe that the principal competitive factors affecting the markets we serve include:

     *    vendor and product reputation;

     *    product architecture, functionality and features;

     *    scalability, ease of use and performance;

     *    quality of product and support;

     *    price;

     *    brand name recognition; and

     *    effectiveness of sales and marketing efforts.


     We compete with other phone system companies, many of which have substantially greater financial, technological, production, sales and marketing and other resources, as well as greater name recognition and larger customer bases, than does Artisoft. As a result, these competitors may be able to respond more quickly and effectively than can Artisoft to new or emerging technologies and changes in customer requirements or to devote greater resources than can Artisoft to the development, promotion, sales and support of their products. In addition, our competitors could develop products compatible with the Intel SoftSwitch Framework which might displace TeleVantage CTM Suite. Any new product introductions by Artisoft may be subject to severe price and other competitive pressures. Given the greater financial resources of many of our competitors, there can be no assurance that our products will be successful or even accepted. There can be no assurance that our products will be able to compete successfully with other products offered presently or in the future by other vendors.

IF SOFTWARE-BASED PHONE SYSTEMS DO NOT ACHIEVE WIDESPREAD ACCEPTANCE, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

     Our sole product, TeleVantage, competes in the newly emerging software-based phone system market. Software-based phone systems operate in conjunction with and are affected by developments in other related industries. These industries include highly developed product markets, such as personal computers, personal computer operating systems and servers, proprietary private branch exchanges and related telephone hardware and software products, and telephone, data and cable transmission systems, as well as new emerging products and industries, such as Internet communications and Internet Protocol telephony. These industries and product markets are currently undergoing rapid changes, market evolution and consolidation. The manner, in which these industries and products evolve, including the engineering- and market-based decisions that are made regarding the interconnection of the products and industries, will affect the opportunities and prospects for TeleVantage. TeleVantage competes directly with other software-based phone system solutions as well as existing traditional, proprietary hardware solutions offered by companies such as Avaya Communications, Nortel Networks Corporation and Siemens Corporation. There can be no assurance that the markets will migrate toward software-based phone system solutions. If software-based phone systems do not achieve widespread acceptance, sales of TeleVantage will not increase and may decline and our revenues will suffer.

WE SELL OUR PRODUCTS THROUGH DISTRIBUTORS AND VALUE-ADDED RESELLERS, WHICH LIMIT OUR ABILITY TO CONTROL THE TIMING OF OUR SALES, AND THIS MAKES IT DIFFICULT TO PREDICT OUR REVENUE.

     We are exposed to the risk of product returns from our distributors and value-added resellers, which are estimated and recorded by us as a reduction in sales. In addition, we are exposed to the risk of fluctuations in quarterly sales if resellers and distributors purchase and hold excessive amounts of inventory at any time or otherwise change their purchasing patterns. Although we monitor our reseller and distributor inventories and current and projected levels of sales, localized overstocking may occur with TeleVantage because of rapidly evolving market conditions. In addition, the risk of product returns may increase if the demand for TeleVantage were to rapidly decline due to regional economic troubles or increased competition. All of these risks are exacerbated as TeleVantage is our sole product and the market for TeleVantage and similar products is newly emerging. There can be no assurance that actual product returns will not exceed our allowances for these returns. Any overstocking by resellers or distributors or any product returns in excess of recorded allowances could adversely affect our revenues. To the extent we may, in the future, introduce new products, the predictability and timing of sales to end users and the management of returns to us of unsold products by distributors and volume purchasers may become more complex and could result in material fluctuations in quarterly sales and operating results.

OUR MARKET IS SUBJECT TO CHANGING PREFERENCES AND TECHNOLOGICAL CHANGE; FAILURE TO KEEP UP WITH THESE CHANGES WOULD RESULT IN OUR LOSING MARKET SHARE.

     The markets for computer telephony solutions are characterized by rapid technological change, changing customer needs, frequent product introductions and evolving industry standards. The introduction of products incorporating new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future success will depend upon our ability to develop and introduce new computer telephony products (including new releases and enhancements) on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. There can be no assurance that we will be successful in developing and marketing new computer telephony products that respond to technological changes or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products, or that our new products will adequately meet the requirements of the marketplace and achieve market acceptance. If we were unable, for technological or other reasons, to develop and introduce new computer telephony products in a timely manner in response to changing market conditions or customer requirements, our market share would likely be reduced.

SOFTWARE ERRORS MAY SERIOUSLY HARM OUR BUSINESS AND DAMAGE OUR REPUTATION, CAUSING LOSS OF CUSTOMERS AND REVENUES.

     Software products as complex as those offered by Artisoft may contain undetected errors. There can be no assurance that, despite testing by Artisoft and by current and potential customers, errors will not be found in new or existing products, including TeleVantage, after commencement of commercial shipments, resulting in loss of or delay in market acceptance or the recall of such products. We provide customer support for most of our products. We may in the future offer new products. If these products are flawed, or are more difficult to use than TeleVantage, customer support costs could rise and customer satisfaction levels could fall.

WE RELY ON THIRD-PARTY TECHNOLOGY AND HARDWARE PRODUCTS; IF THIS TECHNOLOGY IS NOT AVAILABLE OR CONTAINS UNDETECTED ERRORS, OUR BUSINESS MAY SUFFER.

     Our computer telephony software requires the availability of certain hardware. Specifically, the TeleVantage software-based phone system operates on voice processing boards manufactured by Intel. To the extent that these boards become unavailable or in short supply we could experience delays in shipping software-based phone systems to our customers, which may have a material adverse affect on our future operating results. In addition, we are dependent on the reliability of this hardware and to the extent the hardware has defects it will affect the performance of our own software-based phone system. If the hardware becomes unreliable or does not perform in a manner that is acceptable to our customers, sales of TeleVantage could fall. Such delays or quality problems if encountered could also cause damage to our reputation for delivering high quality, reliable computer telephony solutions.

     TeleVantage currently runs only on Microsoft Windows NT servers. In addition, our products use other Microsoft Corporation technologies, including the Microsoft Data Engine (MSDE). A decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market our current products. There can be no assurance that businesses will adopt Microsoft technologies as anticipated or will not migrate to other competing technologies that our telephony products do not currently support. Additionally, since the operation of our software-based phone system solution is dependent upon Microsoft technologies, there can be no assurances that, in the event of a price increase by Microsoft, we will be able to sell and market our software-based phone system.

     Our TeleVantage CTM Suite software operates on voice processing hardware, computer hardware, CT Media software and SoftSwitch Framework software manufactured by Intel. To the extent that these technologies become unavailable or in short supply we could experience delays in shipping TeleVantage CTM Suite to our customers. In addition, we are depended upon the reliability of these technologies, and to the extent they have defects it will affect the performance of our own software. If the Intel technologies become unreliable or do not perform in a manner that is acceptable to our customers, sales of TeleVantage CTM Suite could fall. Such delays or quality problems, if encountered, could also cause damage to our reputation for delivering high quality, reliable computer telephony solutions. Additionally, there can be no assurances that, in the event of a price increase by Intel, we will be able to sell and market our software-based phone system.

ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

     Our success is dependent upon our software code base, our programming methodologies and other intellectual properties. To protect our proprietary technology, we rely primarily on a combination of trade secret laws and nondisclosure, confidentiality, and other agreements and procedures, as well as copyright and trademark laws. These laws and actions may afford only limited protection. There can be no assurance that the steps taken by us will be adequate to deter misappropriation of our proprietary information, or to prevent the successful assertion of an adverse claim to software utilized by us, or that we will be able to detect unauthorized use and take effective steps to enforce our intellectual property rights. We own United States and foreign trademark registrations for certain of our trademarks. In selling our products, we rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of some jurisdictions. In addition, the laws of some foreign countries provide substantially less protection to our proprietary rights than do the laws of the United States. Trademark or patent challenges in these foreign countries could, if successful, materially disrupt or even terminate our ability to sell our products in those markets. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Although we believe that our services and products do not infringe on the intellectual property rights of others, claims to that effect have been and in the future may be asserted against us. The failure of Artisoft to protect its proprietary property, or the infringement of its proprietary property on the rights of others, could harm its business and competitive position.

WE NEED QUALIFIED PERSONNEL TO MAINTAIN AND EXPAND OUR BUSINESS.

     Our future performance depends in significant part upon key technical and senior management personnel. We are dependent on our ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing research and development required to develop and enhance our software products and introduce enhanced future products. A high level of employee mobility and aggressive recruiting of skilled personnel characterize our industry. There can be no assurance that our current employees will continue to work for us or that we will be able to hire additional employees on a timely basis or at all. We expect to grant additional stock options and provide other forms of incentive compensation to attract and retain key technical and executive personnel. These additional incentives will lead to higher compensation costs in the future and may adversely affect our future results of operations. These difficulties could lead to higher compensation costs and may adversely affect our future results of operations.

POSSIBLE ACQUISITIONS OR DIVESTITURES BY US INVOLVE RISKS THAT MAY HARM OUR BUSINESS.

     From time to time, we may consider acquisitions of or alliances with other companies that could complement our existing business, including acquisitions of complementary product lines. Although we may periodically discuss potential transactions with a number of companies, there can be no assurance that suitable acquisition, alliance or purchase candidates can be identified, or that, if identified, acceptable terms can be agreed upon or adequate and acceptable sources will be available to finance these transactions. Even if an acquisition or alliance is consummated, there can be no assurance that we will be able to integrate successfully acquired companies or product lines into our existing operations, which could increase our operating expenses in the short-term. Moreover, acquisitions by Artisoft could result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect our ability to achieve profitability. Acquisitions, alliances and divestitures involve numerous risks, such as the diversion of the attention of our management from other business concerns, the entrance of Artisoft into markets in which it has had no or only limited experience, unforeseen consequences of exiting from product markets and the potential loss of key employees of the acquired company.

OUR STOCKHOLDERS MAY EXPERIENCE FURTHER DILUTION AND THE PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF OUR SERIES B PREFERRED STOCK FINANCING

     On August 8, 2001, we sold 1,560,000 shares of our series B preferred stock and warrants to purchase 1,560,000 shares of our common stock at an exercise price of $3.75, subject to adjustments, to Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. The warrants are exercisable until September 30, 2006.

     The series B preferred stock is convertible at the option of the holder at any time into shares of our common stock at an initial conversion price of $2.50 per share, subject to adjustment. The conversion price is subject to adjustment in the event that we issue securities below the conversion price, with limited exceptions.

     Subject to our stockholders' approval, we will issue an additional 1,240,000 shares of our series B preferred stock and warrants to purchase an additional 1,240,000 shares of our common stock, all under the respective terms described above.

     We are required to register the shares of common stock issuable upon conversion and upon exercise of the warrants under the Securities Act of 1933 for public resale. Any sale of shares of common stock upon conversion of the series B preferred stock and exercise of the warrants into the public market could cause a decline in the trading price of our common stock.

                         RISKS RELATED TO THIS OFFERING

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, our board of directors is divided into three classes, each of which serves a three year term, and our stockholders do not have the ability to call special stockholder meetings. In addition, we have issued preferred stock purchase rights that would adversely affect the economic and voting interests of a person or group that seeks to acquire us or a 25% or more interest in our common stock without negotiations with our board of directors.

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     The trading price of our common stock is likely to be subject to significant fluctuations in response to variations in quarterly operating results, changes in management, announcements of technological innovations or new products by us, our customers or our competitors, legislative or regulatory changes, general trends in the industry and other events or factors. The stock market has experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies similar to us and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. Further, factors such as announcements of new strategic partnerships or product offerings by Artisoft or its competitors and market conditions for stocks similar to that of Artisoft could have significant impact on the market price of our common stock. You might not be able to sell your shares of our common stock at a price higher than the price you paid for them. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our stock price, we may be the target of securities litigation which could result in substantial costs and divert management's attention and resources.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates", "believes", "estimates", "expects", "intends", "may", "plans", "projects", "will", "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, the reasonable fees and expenses of one counsel for the selling stockholders, the reasonable expenses of the selling stockholders incurred in connection with the registration of the shares covered by this prospectus, and fees and expenses of our counsel and our accountants.

     A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is initially $3.75 per share or $5,850,000 in the aggregate. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

     The shares of common stock being sold by the selling stockholders are issuable upon the conversion of shares of series B preferred stock of Artisoft and the exercise of common stock purchase warrants sold to the selling stockholders pursuant to a purchase agreement dated as of August 8, 2001.

     We sold an aggregate of 1,560,000 shares of our series B preferred stock at a per share price of $2.50 and warrants to purchase approximately 1,560,000 shares of our common stock at an exercise price of $3.75 to Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. The warrants are, in general, exercisable at any time until September 30, 2006. The series B preferred stock is convertible at the option of the holder at any time into shares of our common stock at an initial conversion price of $2.50 per share. The conversion price of the series B preferred stock and the exercise price of the common stock purchase warrants are subject to adjustment, with limited exceptions, in the event that we issue securities below the conversion price or the exercise price, as the case may be. We granted registration rights to the selling stockholders with respect to the resale of shares of our common stock issuable upon conversion of the shares of series B preferred stock and upon exercise of the common stock purchase warrants.

     In accordance with the registration rights granted to the selling stockholders, Artisoft has filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise. Artisoft has also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale thereof by the selling stockholders.

     The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued with respect to the shares of series B preferred stock or the common stock purchase warrants as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events. It does not cover any shares of common stock that may be issued due to the price-related anti-dilution protection provisions of the series B preferred stock or the common stock purchase warrants. The following table sets forth, to our knowledge, information about the selling stockholders as of September 26, 2001. As of September 26, 2001, we had 15,737,668 shares of common stock outstanding.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after September 26, 2001 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

                                                       Shares of Common Stock      Number of Shares   Shares of Common Stock to be
                                                     Beneficially Owned Prior to    of Common Stock     Beneficially Owned After
                                                             Offering (1)            Being Offered             Offering (1)
                                                     ---------------------------   ----------------   ----------------------------
        Name of Selling Stockholder                     Number      Percentage                            Number     Percentage
        ---------------------------                     ------      ----------                            ------     ----------
Special Situations Cayman Fund, L.P. (2)(6)             564,000        3.5%              564,000              0           0%
Special Situations Fund III, L.P. (3)(6)              1,695,200        9.7%            1,695,200              0           0%
Special Situations Private Equity Fund, L.P. (4)(6)     564,000        3.5%              564,000              0           0%
Special Situations Technology Fund, L.P. (5)(6)         296,800        1.9%              296,800              0           0%

----------
(1) We do not know when or in what amounts a selling stockholder may dispose of the shares or interests therein. The selling stockholders may not dispose of any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares or interests therein pursuant to this offering, and because to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Consists of 282,000 shares of common stock initially issuable upon conversion of 282,000 shares of our series B preferred stock and 282,000 shares of common stock initially issuable upon exercise of common stock purchase warrants.

(3) Consists of 847,600 shares of common stock initially issuable upon conversion of 847,600 shares of our series B preferred stock and 847,600 shares of common stock initially issuable upon exercise of common stock purchase warrants.

(4) Consists of 282,000 shares of common stock initially issuable upon conversion of 282,000 shares of our series B preferred stock and 282,000 shares of common stock initially issuable upon exercise of common stock purchase warrants.

(5) Consists of 148,400 shares of common stock initially issuable upon conversion of 148,400 shares of our series B preferred stock and 148,400 shares of common stock initially issuable upon exercise of common stock purchase warrants.

(6) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc., SST Advisers, L.L.C. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

     None of the selling stockholders has held any position or office with, and has not otherwise had a material relationship with, Artisoft or any of our subsidiaries within the past three years.

                          DESCRIPTION OF CAPITAL STOCK

     THE FOLLOWING DESCRIPTION OF OUR COMMON STOCK AND PREFERRED STOCK SUMMARIZES THE MATERIAL TERMS AND PROVISIONS OF THESE SECURITIES. FOR THE COMPLETE TERMS OF OUR COMMON STOCK AND PREFERRED STOCK, PLEASE REFER TO OUR CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS AGREEMENT THAT ARE INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS. THE TERMS OF THESE SECURITIES MAY ALSO BE AFFECTED BY THE GENERAL CORPORATION LAW OF DELAWARE.

GENERAL

     Under our certificate of incorporation our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $1.00 par value per share.

COMMON STOCK

     As of September 26, 2001 we had 15,737,668 shares of common stock issued and outstanding. Each outstanding share of common stock currently has attached to it one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     VOTING. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

     DIVIDENDS. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     LIQUIDATION. If we are dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     OTHER RIGHTS AND RESTRICTIONS. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which may be outstanding.

     LISTING. Our common stock is listed on the Nasdaq National Market under the symbol "ASFT."

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is ComputerShare Investor Services.

PREFERRED STOCK

     As of September 26, 2001, we had 1,560,000 shares of preferred stock outstanding, all of which have been designated as series B preferred stock. Our certificate of incorporation authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. The general terms of our undesignated preferred stock are described below under the caption "Undesignated Preferred Stock."

     As of the date of this prospectus, our board of directors had designated 50,000 shares of preferred stock as "Series A Participating Preferred Stock" in connection with a Rights Agreement. The rights, preferences and privileges of the series A preferred stock are described below.

     As of the date of this prospectus, our board of directors had designated 2,800,000 shares of preferred stock as "Series B Convertible Preferred Stock." The rights, preferences and privileges of the series B preferred stock are described below.

     SERIES A PREFERRED STOCK

     Our board has reserved the series A preferred stock for issuance in connection with a Rights Agreement, which is described below. As of September 26, 2001, there were no shares of series A preferred stock outstanding. The following description is a summary of all the material terms of our series A preferred stock. It does not restate these terms in their entirety. We urge you to read our certificate of incorporation because it, and not this description, defines the rights of holders of series A preferred stock. This summary of our series A preferred stock is not complete and is qualified by reference to our certificate of incorporation.

     VOTING. Each share of series A preferred stock is entitled to 1,000 votes, subject to adjustment. Except as described below, each share of series A preferred stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

     The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock.

     DIVIDENDS. With respect to the payment of dividends and the distribution of assets, the series A preferred stock ranks junior to all series of all other series of preferred stock, unless the terms of a particular series provide otherwise. The holders of shares of series A preferred stock are entitled to receive when, as and if declared by the board of directors, cash dividends equal to 1,000 times the per share amount of all cash dividends and 1,000 times the per share amount of all non-cash dividends, other than dividends payable in common stock or by a subdivision of the outstanding common stock, which have been declared on the common stock since the preceding quarterly dividend payment date. Dividends on the series A preferred stock are payable quarterly on the last day of March, June, September and December each year.

     Our board of directors must declare a dividend on the series A preferred stock after it declares any dividend on the common stock, other than dividends payable in common stock. Dividends begin to accrue and accumulate on outstanding shares of series A preferred stock from the quarterly dividend payment date preceding the date of issuance of such shares.

     LIQUIDATION. If we liquidate, dissolve or wind up, then:

     * we must pay the holders of outstanding shares of series A preferred stock, before we made any payment to the holders of shares of stock ranking junior to the series A preferred stock, an amount equal to accrued and unpaid dividends, whether or not declared, plus an amount equal to the greater of (a) $1,000 per share or (b) an amount equal to 1,000 times the amount to be paid to holders of common stock; and

     * we may not make any distribution to the holders of shares of stock ranking on a parity with the series A preferred stock, except for distributions made ratably to the holders of series A preferred stock and other preferred stocks.

     For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of Artisoft.

     MERGER, CONSOLIDATION, ETC. If we are a party to any merger, consolidation or similar transaction in which shares of common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the series A preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in such merger, consolidation or similar transaction.

     ADJUSTMENTS FOR STOCK SPLITS AND OTHER EVENTS. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of series A preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     CERTAIN RESTRICTIONS. If any quarterly dividends payable on the series A preferred stock are in arrears, then, until all of these unpaid dividends have been paid in full, we may not:

     * declare or pay dividends on any shares of stock ranking junior to the series A preferred stock;

     * declare or pay any dividends on any shares of stock ranking on a parity with the series A preferred stock, except ratably among all of these parity stocks;

     * redeem any stock ranking junior to the series A preferred stock, unless we redeem the junior stock by issuing additional shares of stock ranking junior to the series A preferred stock; or

     * redeem any shares of series A preferred stock or shares of stock ranking on a parity with the shares of series A preferred stock, except in accordance with a purchase offer to all holders of these series or classes upon terms that the board of directors deems fair and equitable.

     We may not permit any of our subsidiaries to purchase any of our shares of stock, unless we are able at such time to purchase shares in accordance with the terms described in the preceding paragraph.

     REDEMPTION. We may not redeem the series A preferred stock.

     FRACTIONAL SHARES. We may issue the series A preferred stock in fractions of a single share. Each fractional share of series A preferred stock will have proportionate voting, dividend, liquidation and other rights as discussed above.

     SERIES B PREFERRED STOCK

     As of September 26, 2001, there were 1,560,000 shares of series B preferred stock outstanding. Subject to the approval of our stockholders and the satisfaction of customary closing conditions, we will issue up to 1,240,000 additional shares of series B preferred stock. The following description is a summary of all the material terms of our series B preferred stock. It does not restate these terms in their entirety. We urge you to read our certificate of incorporation because it, and not this description, defines the rights of holders of series B preferred stock. This summary of our series B preferred stock is not complete and is qualified by reference to our certificate of incorporation.

     VOTING. Each share of series B preferred stock is entitled to one vote for each share of common stock that would be issuable to the holder upon the conversion of the series B preferred stock into common stock. Except as described below, each share of series B preferred stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

     The holders of the series B preferred stock, voting as a separate class, have the right to elect two members of our board of directors. The rights of the holders of the series B preferred stock to elect such directors terminate on the first date on which less than 520,000 shares, subject to adjustment, of series B preferred stock are outstanding. Subsequent to the issuance of up to 1,240,000 additional shares of series B preferred stock upon the approval of our stockholders and the satisfaction of customary closing conditions, the rights of the holders of series B preferred stock to elect such directors terminate on the first date on which less than 933,333 shares, subject to adjustment, of series B preferred stock are outstanding.

     The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock.

     DIVIDENDS. Dividends on the series B preferred stock may be declared and paid from time to time as determined by the board of directors. We may not declare, pay or set aside any dividends or distributions on shares of common stock (other than dividends paid in common stock) unless the holders of series B preferred stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of series B preferred stock equal to the product of (1) the per share dividend or distribution to be declared, paid or set aside for the common stock, multiplied by (2) the number of shares of common stock into which the share of series B preferred stock is then convertible.

     LIQUIDATION. If we liquidate, dissolve or wind up, then the holders of series B preferred stock will be entitled, before any distributions are made to the holders of the common stock, or any other class or series of capital stock of Artisoft ranking junior to the series B preferred stock as to such distributions, to be paid an amount equal to $2.50 per share, subject to adjustment.

     For purposes of this liquidation preference, unless waived in writing by the holders of a majority of the series B preferred stock then outstanding, a consolidation or merger of Artisoft into or with another entity or the sale of all or substantially all of our assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of Artisoft, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of Artisoft or its successor, will be treated as a liquidation, dissolution or winding up of us.

     ADJUSTMENTS FOR STOCK SPLITS AND OTHER EVENTS. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend and liquidation amounts payable to holders of series B preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     CERTAIN RESTRICTIONS. If at least (1) 520,000 shares, subject to adjustment, of series B preferred stock are outstanding, or (2) following the issuance of up to 1,240,000 additional shares of series B preferred stock which is subject to the approval of our stockholders and customary closing conditions, 933,333 shares, subject to adjustment, of series B preferred stock are outstanding, then without the prior consent of the holders of a majority of the outstanding series B preferred stock, we may not:

     *    declare or pay dividends, subject to limited exceptions;

     * redeem or repurchase or otherwise acquire any of our capital stock, subject to limited exceptions;

     * authorize, create, designate, establish or issue (1) an increased number of shares of series B preferred stock (except for the contemplated issuance of up to 1,240,000 additional shares), or (2) any other class or series of capital stock ranking senior to or on parity with the series B preferred stock or reclassify any shares of common stock into shares having preference or priority over series B preferred stock unless such newly issued shares rank on a parity with the series B preferred stock and are sold at a price equal to or above the conversion price of the series B preferred stock immediately prior to issuance; or

     * except in limited circumstances, amend, alter or repeal, whether by merger, consolidation or otherwise, the certificate of incorporation or bylaws of Artisoft or the resolutions contained in the certificate of designations of the series B preferred stock and the rights, preferences, qualifications, limitations and restrictions thereof which, in any case, would adversely affect the rights or voting power of the series B preferred stock or would change the number of authorized shares of series B preferred stock or any stock ranking prior thereto or which would increase the size of the board of directors to more than nine members.

     CONVERSION. The holders of the series B preferred stock have the right, at any time and at their option, to convert each share of series B preferred stock into a number of shares of our common stock determined by dividing the then-applicable per share liquidation preference of the series B preferred stock by the then-applicable per share conversion price of the series B preferred stock. Initially, the conversion price is $2.50. The conversion price is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification, merger or consolidation by Artisoft. With limited exceptions, the conversion price is also subject to adjustment in the case of an issuance of shares of our common stock, or securities exercisable for or convertible into our common stock, at a per share price less than the conversion price then in effect. In the event that this occurs, the conversion price will be reduced to equal the per share price of the issued securities.

     CONVERSION AT THE OPTION OF THE COMPANY. In the event that the closing bid price of a share of our common stock as traded on the Nasdaq National Market exceeds $5.00, subject to adjustment, for thirty consecutive trading days and all of the shares of common stock issuable upon conversion of the series B preferred stock are registered pursuant to an effective registration statement, we, upon ten days written notice to the holder of the series B preferred stock, shall have the right to effect the automatic conversion of the series B preferred stock, without any action by the holders thereof, into a number of shares of common stock calculated pursuant to the terms of the series B preferred stock.

     UNDESIGNATED PREFERRED STOCK

     Our board of directors will determine the designations, preferences, limitations and relative rights of our undesignated preferred stock. These include:

     *    the designation of the series and the number of shares offered;

     *    the amount of the liquidation preference per share;

     *    the offering price of the shares to be sold;

     * the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

     *    any redemption or sinking fund provisions;

     *    any conversion or exchange rates;

     *    any antidilution provisions;

     * any additional voting and other rights, preferences, privileges and restrictions;

     *    any listing of the series on an exchange;

     * the relative ranking of the series as to dividend rights and rights upon our liquidation, dissolution or winding up; and

     *    any other terms of the series.

     The liquidation price or preference of any series of preferred stock is not indicative of the price at which the shares will actually trade after the date of issuance.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will issue preferred stock under these circumstances only if it determines that the issuance is in our best interests and in the best interest of our stockholders. In addition, the terms of a series of preferred stock might discourage a potential acquiror from attempting to acquire us in a manner that changes the composition of our board of directors, even when a majority of our stockholders believe that an acquisition under these circumstances would be in their best interests or when stockholders would receive a premium for their stock over the then current market price.

RIGHTS AGREEMENT

     On December 23, 1994, we entered into a Rights Agreement with ComputerShare Investor Services, as successor to BankOne, Arizona, NA. The Rights Agreement was amended on August 21, 1998 and on August 6, 2001. Under the Rights Agreement, each of our common stockholders as of December 27, 1994 received a dividend of one "preferred share purchase right" for each outstanding share of common stock that the stockholder owned. We refer to these preferred share purchase rights as the "Rights." The Rights trade automatically with our shares of common stock and become exercisable only under certain circumstances described below.

     The purpose of the Rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The Rights may have certain antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of the Rights Agreement. It does not restate these terms in their entirety. We urge you to read the Rights Agreement because it, and not this description, defines the terms and provisions of the agreement. We have filed a copy of the Rights Agreement as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on December 22, 1994 and which is incorporated by reference into the registration statement which includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     EXERCISE OF RIGHTS. Until a Right is exercised, the holder of a Right will not have any rights as a stockholder. When the Rights become exercisable, holders of the Rights will be able to purchase from us a unit equal to 1/1000th of a share of our series A preferred stock, at a purchase price of $50 per unit.

     In general, the Rights will become exercisable upon the earlier of:

     * ten days following a public announcement by Artisoft that a person or group has acquired beneficial ownership of 25% or more of the outstanding shares of our common stock; or

     * ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of our common stock.

     The Rights will not become exercisable if a person or group becomes the beneficial owner of 25% or more of our common stock upon the conversion or exercise of securities issued or issuable pursuant to the purchase agreement dated August 8, 2001 between Artisoft, the selling stockholders and other investors, unless, in addition to the shares of common stock issuable upon the conversion or exercise of these securities, the person or group becomes the beneficial owner of other shares of our common stock.

     FLIP IN EVENT. If a person or group becomes the beneficial owner of 25% or more of our common stock, then each Right will then entitle its holder to purchase, upon exercise, a number of shares of our common stock which is equal to (1) the exercise price of the Right divided by (2) one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     FLIP OVER EVENT. If at any time after a person or group becomes the beneficial owner of 25% or more of our common stock, (a) we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged or (b) 50% or more of our assets or earning power is sold or transferred, then each holder of a Right will be entitled to purchase, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to (1) the exercise price of the Right divided by (2) one-half of the market price of the acquiring company's common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip over event." A flip over event will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     EXCHANGE OF RIGHTS. At any time after a flip over event, and prior to the acquisition by the acquiring person or group of 50% or more of our common stock, our board of directors may exchange the Rights by providing to the holder one share of our common stock for each of the holders' Rights.

     REDEMPTION OF RIGHTS. At any time until ten days after the date on which a person or group acquires beneficial ownership of 25% or more of the outstanding shares of our common stock, we may redeem the Rights at a price of $.001 per Right. The Rights will expire on the close of business on December 31, 2001, subject to earlier expiration or termination as described in the Rights Agreement.

WARRANTS

     We have outstanding warrants to purchase up to 50,000 shares of our common stock at an exercise price of $6.994 per share, subject to adjustment, originally issued on January 18, 2000. The warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to us, together with a completed election to purchase and the full payment of the exercise price. The warrants will expire on January 18, 2003.

     We also have outstanding warrants to purchase up to 1,560,000 shares of our common stock at an exercise price of $3.75 per share, subject to adjustment in specified circumstances, issued on August 8, 2001 pursuant to the purchase agreement of that date by and among Artisoft and the selling stockholders. The warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to us, together with a completed election to purchase and the full payment of the exercise price or, in specified circumstances, pursuant to a "cashless" exercise mechanism. We may, at our option, demand that the warrants be exercised in the event that the closing per share bid price of our common stock as traded on the Nasdaq National Market exceeds $7.50, subject to adjustment, for 30 consecutive trading days and all of the shares of common stock underlying the warrants are registered for resale pursuant to an effective registration statement or are no longer required to be so registered. The warrants will expire on September 30, 2006.

     Pursuant to the purchase agreement dated August 8, 2001 by and among Artisoft, the selling stockholders and other investors, we will, subject to our stockholders' approval and the satisfaction of other customary conditions to closing, issue warrants to purchase up to 1,240,000 shares of our common stock at an exercise price of $3.75 per share.

REGISTRATION RIGHTS

     Under the terms of a Registration Rights Agreement with the selling stockholders and other investors, we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock or interests therein offered by this prospectus from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale or other disposal thereof by the selling stockholders.

     We have also agreed to file a registration statement on Form S-3 with the SEC with respect to the resale or other disposal of the shares of common stock or interests therein issuable upon the conversion of 1,240,000 shares of our series B preferred stock and the exercise of common stock purchase warrants to purchase 1,240,000 shares of our common stock which will be sold, upon our stockholders' approval and the satisfaction of other customary conditions to closing, to the selling stockholders and other investors under our purchase agreement dated August 8, 2001.

     We have also agreed, upon the written demand of the selling stockholders and other investors, to file one or more registration statements on Form S-3 with the SEC covering the resale or other disposal of any shares of common stock or interests therein that may be issued upon conversion of shares of our series B preferred stock or upon exercise of the common stock purchase warrants issued under our purchase agreement dated August 8, 2001 due to the price-related anti-dilution protection provisions of those shares or warrants.

     The registration statements described above must have been filed with and been declared effective by the SEC by dates calculated under the registration rights agreement dated August 8, 2001. If these filing dates and effective dates are not met, we are required to pay to the selling stockholders and other investors liquidated damages in an amount equal to 1.5% of the purchase price of the securities for any month or pro rata for any portion of any month by which the applicable dates have lapsed.

DELAWARE LAW

     BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The sale and issuance to the selling stockholders and the other investors party to our purchase agreement dated August 8, 2001 of shares of our series B preferred stock and common stock purchase warrants and all related transactions were approved in the prescribed manner for the purposes of Section 203.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     BUSINESS COMBINATIONS. Our certificate of incorporation provides that, subject to limited exceptions, any "business combination" with an "interested stockholder" shall require, in addition to any vote required by law, the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all of the then outstanding shares of stock entitled to vote thereon, excluding the shares of stock owned by the interested stockholder. A "business combination" includes mergers, asset sales, liquidation, reclassification of securities and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock; or (b) is an affiliate or associate of Artisoft and at any time within the two-year period immediately prior to the date in question was the beneficial owner of stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock.

     BOARD OF DIRECTORS. Our certificate of incorporation and bylaws provide that:

     * the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms,

     *    directors may be removed by the stockholders only for cause, and

     * any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

     The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

     STOCKHOLDER MEETINGS. The certificate of incorporation and bylaws also provide that:

     * any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting, and

     * special meetings of the stockholders may only be called by the Chairman of the board of directors, the President or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

     These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding securities.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 80% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the foregoing provisions relating to the election, removal and classification of members of our board of directors. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of a majority of the outstanding capital stock entitled to vote thereon. However, certain sections of the bylaws dealing with special meetings of stockholders, notice of business to be conducted at the meetings of stockholders, the number and election and classification of directors, and the indemnification of directors and officers may only be altered, amended, rescinded or repealed by the affirmative vote of the holders of 80% of the shares of our capital stock issued and outstanding and entitled to vote thereon.

     LIMITATION OF LIABILITY AND INDEMNIFICATION. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except in some circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     * on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

     *    in the over-the-counter market;

     * in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

     * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     *    through the settlement of short sales.

     In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $3.75 per share.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M.

     We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

     The consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2001 and 2000 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     *    Our Current Report on Form 8-K dated August 8, 2001;

     *    Our Annual Report on Form 10-K for the year ended June 30, 2001;

     * The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 13, 1991;

     * The description of our preferred stock purchase rights, which is contained in our Registration Statement on Form 8-A filed with the SEC on January 6, 1995; and

     * All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

               Artisoft, Inc.
               5 Cambridge Center
               Cambridge, Massachusetts 02142
               Attention: Michael J. O'Donnell
               Telephone: (617) 354-0600

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Artisoft, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee - Securities and Exchange Commission...........     $ 1,701
     Legal fees and expenses...................................     $35,000
     Accounting fees and expenses..............................     $ 4,000
     Miscellaneous expenses....................................     $ 3,299
                                                                    -------
          Total Expenses.......................................     $44,000
                                                                    =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Artisoft has included such a provision in its certificate of incorporation.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article TENTH of the certificate of incorporation of Artisoft provides that Artisoft has the power to indemnify, and to purchase and maintain insurance for, its directors and officers and shall indemnify its directors and officers against all liability, damage and expense arising from or in connection with service for, employment by or other affiliation with Artisoft to the maximum extent and under all circumstances permitted by law.

     Article VIII of the bylaws of Artisoft contains provisions relating to the indemnification of directors and officers of Artisoft which are consistent with
Section 145 of the General Corporation Law of Delaware. It provides that a director of officer of Artisoft (a) shall be indemnified by Artisoft against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any suit, action or proceeding (other than an action by or in the right of Artisoft) brought against him by virtue of his position as a director or officer of Artisoft if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Artisoft, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Artisoft against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Artisoft brought against him by virtue of his position as a director or officer of Artisoft if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Artisoft, except that no indemnification shall be made with respect to any matter as which such person shall have been adjudged to be liable to Artisoft, unless a court determines that, despite such adjudication but in view of all of the circumstances of the case, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action suit or proceeding described above, he is required to be indemnified by Artisoft against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is required to be made unless Artisoft determines that the applicable standard of conduct required for indemnification has not been met.

     Artisoft has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS

     EXHIBIT
     NUMBER                                 DESCRIPTION
     ------                                 -----------
       3.1          Certificate of Incorporation, as amended, of the Registrant.

       3.2 The Registrant's Bylaws were filed with the SEC on August 5, 1991 as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-42046) and are herein incorporated by reference.

       4.1 Specimen Certificate of the Registrant's Common Stock, $.01 par value, was filed with the SEC on August 5, 1991 as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-42046) and is herein incorporated by reference.

       4.2 Rights Agreement dated as of December 23, 1994, between the Registrant and Bank One, Arizona, NA, as Rights Agent, was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated December 22, 1994 and is herein incorporated by reference.

       4.3 Agreement Regarding Appointment of Successor Rights Agent and Related Amendments dated as of August 14, 1998, between the Registrant, Bank One, Arizona, NA and Harris Trust and Savings Bank was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated August 28, 1998 and is herein incorporated by reference.

       4.4 Amendment to Rights Agreement dated as of August 21, 1998, between the Registrant and Harris Trust and Savings Bank, as Rights Agent, was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated August 28, 1998 and is herein incorporated by reference.

       4.5 Amendment to Rights Agreement dated as of August 6, 2001, between the Registrant and ComputerShare Investor Services, as Rights Agent.

       5.1          Opinion of Hale and Dorr LLP.

       23.1         Consent of KPMG LLP.

       23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

       24.1 Power of Attorney, included on page II-4 of this Registration Statement.

       99.1 Purchase Agreement, dated as of August 8, 2001, by and among the Registrant and the Investors listed therein.

       99.2 Registration Rights Agreement, dated as of August 8, 2001, by and among the Registrant and the Investors listed therein.

       99.3 Form of Warrant issued by the Registrant to the selling stockholders.

ITEM 17. UNDERTAKINGS.

     ITEM 512(a) OF REGULATION S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     ITEM 512(b) OF REGULATION S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     ITEM 512(h) OF REGULATION S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on October 5, 2001.


                                       ARTISOFT, INC.


                                       By: /s/ Steven G. Manson
                                           -------------------------------------
                                           Steven G. Manson
                                           President and Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Artisoft, Inc., hereby severally constitute and appoint Michael P. Downey, Steven G. Manson, and Michael J. O'Donnell and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Artisoft, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                     DATE
         ---------                       -----                     ----

/s/ Steven G. Manson          President, Chief Executive      October 5, 2001
---------------------------   Officer and Director
Steven G. Manson              (Principal Executive Officer)

/s/ Michael J. O'Donnell      Chief Financial Officer         October 5, 2001
---------------------------   (Principal Financial Officer)
Michael J. O'Donnell

/s/ Kirk D. Mayes             Controller (Principal           October 5, 2001
---------------------------   Accounting Officer)
Kirk D. Mayes

/s/ Michael P. Downey         Chairman of the Board           October 5, 2001
---------------------------
Michael P. Downey

/s/ Kathryn B. Lewis          Director                        October 5, 2001
---------------------------
Kathryn B. Lewis

/s/ Francis E. Girard         Director                        October 5, 2001
---------------------------
Francis E. Girard

/s/ Robert H. Goon            Director                        October 5, 2001
---------------------------
Robert H. Goon

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER                              DESCRIPTION
  ------                              -----------
   3.1         Certificate of Incorporation, as amended, of the Registrant.

   3.2 The Registrant's Bylaws were filed with the SEC on August 5, 1991 as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-42046) and are herein incorporated by reference.

   4.1 Specimen Certificate of the Registrant's Common Stock, $.01 par value, was filed with the SEC on August 5, 1991 as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-42046) and is herein incorporated by reference.

   4.2 Rights Agreement dated as of December 23, 1994, between the Registrant and Bank One, Arizona, NA, as Rights Agent, was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated December 22, 1994 and is herein incorporated by reference.

   4.3 Agreement Regarding Appointment of Successor Rights Agent and Related Amendments dated as of August 14, 1998, between the Registrant, Bank One, Arizona, NA and Harris Trust and Savings Bank was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated August 28, 1998 and is herein incorporated by reference.

   4.4 Amendment to Rights Agreement dated as of August 21, 1998, between the Registrant and Harris Trust and Savings Bank, as Rights Agent, was filed with the SEC as an exhibit to the Registrant's Current Report on Form 8-K dated August 28, 1998 and is herein incorporated by reference.

   4.5 Amendment to Rights Agreement dated as of August 6, 2001, between the Registrant and ComputerShare Investor Services, as Rights Agent.

   5.1         Opinion of Hale and Dorr LLP.

   23.1        Consent of KPMG LLP.

   23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

   24.1        Power of Attorney, included on page II-4 of this Registration
               Statement.

   99.1 Purchase Agreement, dated as of August 8, 2001, by and among the Registrant and the Investors listed therein.

   99.2 Registration Rights Agreement, dated as of August 8, 2001, by and among the Registrant and the Investors listed therein.

   99.3 Form of Warrant issued by the Registrant to the selling stockholders.